Exhibit 11.2

TURKCELL İLETİŞİM HİZMETLERİ A.Ş.

DISCLOSURE POLICY

I. Purpose and Scope

Turkcell İletişim Hizmetleri A.Ş. (the “Company”) regularly discloses information to the public in conformity with the regulations of the Capital Markets Board (“CMB”), the Borsa Istanbul (“BIST”), the Securities and Exchange Commission (the “SEC”), and the NYSE Euronext (“NYSE”). The purpose of Turkcell’s Disclosure Policy is to ensure an active and transparent communication which is complete, fair, correct, timely, clear, and cost‐effectively and equally accessible to all stakeholders including shareholders, investors, employees and customers in accordance with the regulations to which the Company is subject. However, in accordance with these regulations, the Company may choose to refrain from disclosing certain confidential information in circumstances in which disclosure would be prejudicial to the Company’s confidential business matters and interests.

II. Authorization and Responsibilities

The Company’s Disclosure Policy is established and operated under the authority of the Company’s Board of Directors. The Board also reserves the authority to amend the Disclosure Policy from time to time in accordance with applicable regulations. The Disclosure Policy and any amendments thereto are to be published on the Company website upon their approval by the Board of Directors.

The responsibility to maintain and monitor this Disclosure Policy is incumbent on the Company’s Investor Relations Division.

III. Disclosure Methods and Means

Disclosure methods and means utilized by our Company under this Disclosure Policy are as follows:

-Periodically disclosed financial reports, auditor reports and views

-Interim and Annual reports

-Company website (www.turkcell.com.tr)

-Public disclosures on material events

-Notifications and announcements published in the Trade Registry Gazette

-Communication tools such as conference calls, telephone, e-mail, and fax

-Social Media

As a result of the registration of its shares as American Depositary Shares (“ADSs”) under U.S. securities laws, and the listing of its ADSs on the NYSE, Turkcell is required to file an Annual

Report on Form 20‐F in accordance with SEC regulations, and publishes, or provides a link to such document on the Company website.

In addition, English translations of public disclosures that are made by the Company according to CMB regulations, interim and annual financial statements prepared in accordance with international financial reporting standards (IFRS) published by the International Accounting Standards Board, are presented to the SEC and announced to the public through our company website. Additionally, on a quarterly and annual basis, the analysis of financial and operational results, including forward-looking statements that are prepared in accordance with the related regulation, are announced to the public both in Turkish and English in accordance with SEC and CMB regulations.

IV. Related Matters on Reports and Presentations Used in Conferences and/or Press Meetings

Information requests by shareholders, investors and analysts are handled by the Investor Relations Division, and communicated in written or verbal format, or else at meetings, within the framework of publicly available information.

Press releases, news agencies, press meetings or other communication tools may be utilized for announcing information or forward-looking statements that require public disclosure. Public disclosure shall also be made beforehand or simultaneously with these announcements according to related CMB and SEC regulations.

Press releases may be distributed through respectable and reliable news agencies such as Reuters and Bloomberg and also posted on the Company website.

Following the release of interim and annual results, teleconferences are organized in order to facilitate public discussion with analysts and investors, as well as to answer their questions. The presentations used for these teleconferences are posted on the Company website. The Company and its representatives may from time to time participate in national and international conferences or meetings held for the purpose of sharing information with investors and analysts. Presentations used at such meetings are published on the Company website.

V. General Assembly Meeting

The Company makes disclosures regarding General Assembly Meetings, in accordance with local and the international capital market regulations to which it is subject, as well as its Articles of Association. The Company answers questions raised by shareholders at the General Assembly Meeting, as long as questions do not pertain to confidential Company matters, during the meeting. Questions that do not pertain to the Company’s confidential matters, and that could not be answered at the General Assembly Meeting, shall be responded to in accordance with this disclosure policy and related regulations.

VI. Related Matters on Monitoring and Making the Necessary Announcement Regarding News and Rumors about the Company Reported in the Media or on Websites

The Company monitors the news and rumors related to it reported in national or international media in accordance with its media monitoring procedure. In case of the existence of news or rumors that are new to the public, or else misinterpreted by the agencies, the Company evaluates the impact of these on the value and price of the Company shares or investment decision of investors in accordance with Company procedures, and public disclosures may be made if deemed appropriate or necessary by the Company.

The Company may prefer to comment on news and rumors reported in the press in situations where it has no obligation to make such public disclosure. These comments may be made through verbal or written communication with the press and/or the Company website.

The Company undertakes no obligation to make an announcement to the public to confirm the accuracy or adequacy of comments, analysis, or expectations published in the press, or on any other communication platforms regarding the publicly available information.

VII. Related Matters on Protection of the Confidentiality of Inside Information

For the purposes of this Disclosure Policy, what we refer to as “Inside Information” is defined as information, events or developments regarding the Company that have not been made public and which may affect the value and price of publicly‐traded securities issued by the Company and the investment decisions of investors.

Turkcell implements a “Quiet Period” prior to the announcement of its quarterly results. During the Quiet Period, the Company’s officials may not make any comment on or answer questions on behalf of the Company about operations, financial performance or financial outlook of the Company except for the publicly available information. The quiet period commences three weeks before the announcement of the year‐end results and two weeks before the announcement of the interim results and continues until the announcement date.

Turkcell implements a “Blackout Period” during which the employees of the Company are not entitled to purchase or sell Turkcell securities or any derivative instruments related to such securities, whether physically settled or cash settled.

Black-out period commences for the persons having regular access to the inside or ongoing information following the end of fiscal period for the preparation of the financial statements and audited financial reports, and ends after two trading days in BIST after the announcement of the results for the related period. For Company employees not having regular access to the inside or ongoing information, black- out period commences one week before the quite period and ends after two trading days in BIST after the announcement of the results.

The public disclosure of Inside Information may be postponed in order to prevent any damage to the legitimate interest of the Company, in accordance with Company procedures, as long as it does not mislead the investors and keeps this information confidential. In such cases, the Company shall implement measures in order to ensure the confidentiality of inside information as defined in the capital market regulations and Company Procedures.

The Company, through its internal procedures, informs the management and employees of the liabilities defined in applicable legislations and regulations on inside information, as well as the sanctions regarding misuse and improper distribution of such information. Those individuals having access to inside information are informed within the framework of internal procedures and agree on their liabilities in accordance with legislations and regulations and sanctions regarding the misuse and improper distribution of such information.

VIII. Related Matters on Identifying Persons Having Executive Responsibility

“The persons having executive responsibility” are defined as the members of the Board of Directors, as well as those persons having regular access to inside information related to the Company directly or indirectly, and that hold the authority to make executive decisions affecting the future development and business objectives of the Company.

Persons having executive responsibility are defined as the Company’s Board of Directors and Executive Management.

IX. Related Matters on Announcing the Forward‐Looking Statements

The Company’s expectations and targets may be disclosed to the public in accordance with capital market regulations.

Forward-looking statements are based on reasonable assumptions and forecasts. Forwardlooking statements may be deviated from due to unforeseeable risks and developments. In the event of any such deviation, a public disclosure is made which includes reasons behind the deviation between realization and expectation.

The Company CEO is authorized by the Board of Directors to disclose forward-looking statements.

Forward-looking statements, in accordance with capital market regulations, may also be disclosed through news agencies, press meetings, national or international conferences, meetings, or other communication platforms in addition to Company announcements.

The Investor Relations Division is responsible for inquiries regarding the implementation of the principles and procedures of this policy.

INFORMATION ON BREACH OF CONFIDENTIALITY OF INSIDE

INFORMATION - SANCTIONS

BASIS: The Capital Market Law No. 6362 dated December 06th 2012 (“CMB”) and the Material Events Communiqué No. II-15.1 (“Communiqué”) and other related secondary regulations of the Capital Market Board (“CMB”).

OBJECTIVE: To take necessary measures to ensure that those who have access to internal information accept the liabilities provided in the Law and other applicable regulations on inside information and are aware of the sanctions concerning misuse or dissemination of such information.

DEFINITIONS:

a.	Inside Information: Refers to information, events or developments that may have effect on value or price of any capital market instrument or investment decisions or investors.

Inside information includes, but not limited to annual and interim financial statement preparatory works until disclosed to public; related meetings and discussions held; reports, submissions or drafts of the Board of Directors submitted to the Board of Directors, to the Audit Committee, to Internal Audit or top management regarding various dividend distributions, tenders, projects or lawsuits which are not disclosed to public yet; any potential change in the Company policies; merger or takeover projects, investment and other similar projects as well as information on internal reorganization; any change in the activity area of the Company; and any change in top management staff of the Company.

b.	Continuous Information: Refers to all information, events and developments falling out of the definition of inside information.
c.

List of Those Having Access to Inside Information: It consists of those working affiliated to the Company through a labor contract or otherwise and those who have regular access to inside information. Those who have Administrative Responsibility are considered having access to inside information under this Communiqué.

d.	Those with administrative responsibility:

1) Members of the board of directors of the issuer (“Company”),

2) Those who have regular access to inside information of the Company directly or indirectly and are authorized to take administrative decisions that have effect on future development and business targets of the Company even though they are not a member to the board of directors.

Under provisions of applicable regulations, we hereby inform you that you are included in the “List of Those Having Access to Inside Information” of Turkcell İletişim A.Ş. and the List has been sent to the Central Registry Agency for being stored and submitted upon request of the CMB and/or BİST (Borsa İstanbul).

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SCOPE:

Those who have inside information or continuous information before necessary explanations are made to public according to the regulations have to maintain confidentiality of such information.

Any breach of the liability for maintaining confidentiality of inside information known until publicized shall lead to penal and administrative sanctions.

The concept of “inside information” is associated with the crime of “Information Abuse (insider trading)”. As per provision of Article 106 of the Capital Market Law, giving any purchase or sale order for related capital market instrument or changing or cancelling any order given based on any information which may affect price or value of related capital market instruments or decisions of investors and are not disclosed to public yet and providing advantage to himself/herself or any other person in this way constitute “Information Abuse”.

Directors of the Company or directors of its affiliates or its parent companies committing such act, those who have such information because of being a shareholder of the company or its affiliates or its parent companies, those who have such information as required by performance of their job, occupation or duty, those who obtain such information by committing crime, and those who know, or if proved, need to know that such information they have has the nature specified in the law shall be sentenced to prison from three to five years or a punitive fine. However, in case of being sentenced to punitive fine due to such crime, such fine may not be less than two times as much such benefit provided.

On the other hand, as per the Market Abuse Communiqué No. VI-104.1 of the CMB, in the event that related capital market instrument is traded by those who receive inside information or continuous information directly or indirectly from those who have such information before such information are disclosed to public according to the regulations, disclosure of such information to other people by those who have inside information is considered market abusive act.

As per the said Communiqué, trading of related capital market instruments by those who have inside information or continuous information, or their spouse or children or other people they live together in the same house, within the time frame starting from the day following the end of any fiscal period for which financial statements and reports as well as independent audit reports are issued by the Company to the day when such statements and reports are disclosed to public according to the regulations is considered market abusive act.

Trading of related capital market instruments by those who have inside information or continuous information, or their spouse or children or other people they live together in the same house, within time period from finalization of internal information or continuous information to their publication according to the regulations is considered market abusive act.

As per provisions of Article 104 of the Capital Market Law, any act or action which cannot be explained with a reasonable economic or financial reason and can cause harm to operation of the stock market or other organized markets with confidence, openness and stability shall be considered market abusive act unless they constitute a crime. Those who commit a market abusive act as defined by the Board shall be imposed a punitive fine from 354.803,96 Turkish lira to 8.878.298,07 Turkish Lira (for the year 2025) by the Board. However, in case any benefit

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has been provided in such way, such punitive fine to be imposed may not be less than two times as much such benefit.

In addition, as per provisions of Article 103 of the Capital Market Law, those who act to the contrary of the regulations constituting basis for this Law, standards and forms defined, and general and special decisions made by the Board shall be imposed an administrative fine from 354.803,96 Turkish Lira to 4.435.027,79 Turkish Lira (for the year 2025) by the Board. However, in case any benefit has been provided due to such breach, such administrative fine may not be less than two times as much such benefit.

In addition to Administrative and Penal sanctions, breach of confidentiality of inside information also constitutes contradiction with the rules required to be followed under the Company’s Code of Business Conduct. In case such contradiction is identified and proven, written warning and/or termination of labor contract shall be applied depending on nature and severity of such act.

In the event that inside information comes to knowledge of those who have 10% or more shares in total voting rights or in the capital of the Company directly or indirectly or who have 10% or more preferred shares which grant the right to elect or nominate board members regardless of the said ratio, other than knowledge of the Company, such inside information shall be disclosed to public, save for the case where request to use the right to postpone by respective people is notified to the Company. Any breach of this liability can also be subject to penal and administrative sanctions depending on nature and severity of such act.

For more details, you can contact Corporate Governance & Capital Market Compliance Directorate of the Company.

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